UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2005 (December 15, 2005)

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 330-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2005, Tredegar Corporation (the “Company”), as borrower, and certain of its domestic subsidiaries that from time to time become parties thereto (the “Company Subsidiaries”), as guarantors, entered into a $300,000,000, five-year, revolving, unsecured credit facility (the “Credit Agreement”) with the several banks and other financial institutions as may from time to time become parties thereto, Wachovia Bank, National Association, as administrative agent, SunTrust Bank, as syndication agent, and Bank of America, N.A., KeyBank National Association, and JPMorgan Chase Bank, N.A., as documentation agents (collectively, the “Lenders”). The Credit Agreement replaces an earlier agreement that provided for a $250,000,000 facility that was due to expire in September 2006 but has now been terminated.

The Credit Agreement provides for revolving credit loans to the Company in multiple currencies. Such borrowings will bear interest at a rate per annum equal to, at the option of the Company, (i) the greater of (A) Wachovia Bank’s prime rate plus a margin that fluctuates based upon the Company’s leverage ratio or (B) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus ½ of 1% and a margin that fluctuates based upon the Company’s leverage ratio or (ii) a rate based upon the London interbank offered rate plus a margin that fluctuates based upon the Company’s leverage ratio (the “LIBOR Rate”); provided that borrowings in foreign currency shall be bear interest at a rate per annum equal to the LIBOR Rate. The Credit Agreement also permits the issuance of letters of credit and swingline loans. In addition, each of the Company Subsidiaries guarantees to the lenders all of the obligations of the Company and each other Company Subsidiary under the Credit Agreement, the notes and the other loan documents, including any obligations under hedging arrangements.

The Credit Agreement contains representations, warranties, terms and conditions customary for transactions of this type, including maximum leverage ratio and minimum interest coverage ratio financial covenants, a minimum net worth financial covenant, limitation on liens and incurrence of debt covenants, limitation on investments covenants, limitation on mergers and asset disposition covenant, covenants to preserve corporate existence, covenants to comply with laws, covenants on the use of the proceeds of the credit facility, and default provisions, including defaults for non-payment, defaults for breach of representations and warranties, defaults for insolvency, defaults for non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the facility being terminated.

This description of the Credit Agreement is not complete and is qualified in its entirety by reference to the entire Credit Agreement, a copy of which is attached hereto as Exhibit 10.16 and incorporated herein by reference. You are encouraged to read the Credit Agreement. The Company and its affiliates regularly engage the Lenders to provide other banking services. All of these engagements are negotiated at arm’s length.

Item 1.02.	Termination of a Material Definitive Agreement.

The information required by this item is included in Item 1.01.

Item 2.03.           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

10.16 Credit Agreement among Tredegar Corporation, as borrower, the domestic subsidiaries of Tredegar that from time to time become parties thereto, as guarantors, the several banks and other financial institutions as may from time to time become parties thereto, Wachovia Bank, National Association, as administrative agent, SunTrust Bank, as syndication agent, and Bank of America, N.A., KeyBank National Association, and JPMorgan Chase Bank, N.A., as documentation agents, dated as of December 15, 2005.

99.1	Press Release, dated as of December 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: December 20, 2005	By:	/s/ D. Andrew Edwards
D. Andrew Edwards
Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.16

Credit Agreement among Tredegar Corporation, as borrower, the domestic subsidiaries of Tredegar that from time to time become parties thereto, as guarantors, the several banks and other financial institutions as may from time to time become parties thereto, Wachovia Bank, National Association, as administrative agent, SunTrust Bank, as syndication agent, and Bank of America, N.A., KeyBank National Association, and JPMorgan Chase Bank, N.A., as documentation agents, dated as of December 15, 2005.

99.1	Press Release, dated as of December 20, 2005.

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